PRESS RELEASE

Exhibit 99 PUNCH TV STUDIOS | PRESS OFFICE

For immediate release: October 24, 2017

PUNCH TV STUDIOS INVESTS 1$ MILLION TO LAUNCH PUNCH ANIMATION (OTCMKTS: URBT) LED BY LEGENDARY IRON MAN AND MONSTERS, INC. ANIMATORS

Punch TV Studios continues expanding its media empire through creative development and strategic efforts with a $1 million investment to help launch Punch Animation, Inc. (OTCMKTS: URBT).Punch TV Studios, an American production company, is recognized throughout the entertainment and media industry for developing original andcreative content for licensing and distribution around the world.

Punch Animation, Inc. (OTCMKTS: URBT) was previously Urban Television Network, which was the first African-American owned network in America. It was recently renamed Punch Animation, Inc. and is in the process of filling a 10-K to convey the company's financial performance.

This investment from Punch TV Studios will allow Punch Animation, Inc. (OTCMKTS: URBT) to fund several new animation projects proposed by its legendary and award-winning dynamic animation duo Floyd Norman and Leo Sullivan.

Floyd Norman,President of Creative Development for Punch Animation, Inc. is a legendary producer, an American animator, writer, and comic book artist. Mr. Norman is best-known for his movies Sleeping Beauty, Jungle Book,Toy Story, 101 Dalmatians and Monsters, Inc. Mr. Norman actually worked with the man himself, Walt Disney. He brings decades of experience in animation and production to Punch Animation, Inc. (OTCMKTS: URBT).

Emmy Award-winning Animator/Filmmaker, Leo Sullivan, Chief Operating Officer for Punch Animation, is most-recognized for his movies Flash Gordon, Pac-Man, Iron Man, Tiny Toons Adventures, Scooby-Doo and Flintstones. Mr. Sullivan has over 50 years of experience in the field of animation and is a credentialed teacher for the State of California in Vocational Education Teaching. He has taught at The Art Institute of California - Orange County, guest lecturer at UCLA and Compton College Animation Arts Departments, worked with numerous community organizations and has taught and mentored youths who have gone on to work in major animation studios.

These renowned animators are already diligently developing new concepts and ideas to make Punch Animation, Inc. an industry powerhouse in animation. This investment will allow Punch Animation to develop and produce several amazing projects, which include four animated television series and full-length animated feature film.

But what has the Company most excited is a blockbuster holographic project using the latest holographic technology. This project, and the Company’s future holographic projects, will put Punch Animation on the cutting edge, and establish Punch Animation as the industry leader in holographic production.